Exhibit 5.1

1201 Pennsylvania Avenue NW, Suite 300

Washington, DC 20004

(202) 827-2950

February 14, 2013

Board of Trustees

First Potomac Realty Trust

7600 Wisconsin Avenue

Bethesda, MD 20814

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Company’s registration statement on Form S-3 (File No. 333-175330) (as amended by the Post-Effective Amendment, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration and proposed public offering of up to $500,000,000 in aggregate amount of one or more series of the following securities (collectively, the “Securities”): (i) common shares of beneficial interest, par value $0.001 per share, of the Company (the “Common Shares”); (ii) preferred shares of beneficial interest, par value $0.001 per share, of the Company (the “Preferred Shares”); (iii) Preferred Shares represented by depositary receipts (the “Depositary Shares”); (iv) warrants to purchase Common Shares, Preferred Shares or Depositary Shares (the “Warrants”); and (v) rights to purchase Common Shares (the “Rights”), all of which may be sold from time to time and on a delayed or continuous basis as set forth in the prospectus that forms a part of the Registration Statement, and as to be set forth in one or more supplements to such prospectus. In connection with the Registration Statement, you have requested our opinion with respect to the matters set forth below.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed necessary to form a basis on which to render the opinions hereinafter expressed. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed, digitally scanned or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed, we have assumed that the parties thereto other than the Company had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect of such documents on such parties. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have not independently verified such factual matters.

In expressing the opinions set forth below, we have assumed that:

1. the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the Board of Trustees of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s Amended and Restated Declaration of Trust (“Declaration of Trust”) and bylaws and applicable provisions of Maryland law, in a manner that does not violate

Board of Trustees

First Potomac Realty Trust

February 14, 2013

any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities;

2. at the time of offer, issuance and sale of any Securities, the Registration Statement will be effective under the Act, and no stop order suspending its effectiveness will have been issued and remain in effect;

3. upon the issuance of Common Shares, including Common Shares that may be issued upon conversion or exercise of any other Securities convertible into or exercisable for Common Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Company’s Declaration of Trust;

4. upon the issuance of Preferred Shares, including Preferred Shares that may be issued upon conversion or exercise of any other Securities convertible into or exercisable for Preferred Shares, the total number of Preferred Shares issued and outstanding, and the total number of issued and outstanding shares of the applicable class or series of Preferred Shares designated pursuant to the Company’s Declaration of Trust, will not exceed the total number of Preferred Shares or the number of shares of such class or series of Preferred Shares that the Company is then authorized to issue under the Company’s Declaration of Trust.

5. prior to any issuance of Preferred Shares or Depositary Shares, appropriate articles supplementary shall be filed for recordation with the Maryland State Department of Assessments and Taxation;

6. any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as a depositary, each deposit agreement to be between the Company and the financial institution identified therein as a depositary;

7. any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as warrant agent;

8. any Rights associated with the Common Shares will be issued under one or more rights agreements, each to be between the Company and a financial institution identified therein as rights agent;

9. any Securities convertible into or exercisable for any other Securities will be duly converted or exercised in accordance with their terms;

10. if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement, purchase agreement, distribution agreement or similar agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement;

11. the laws of the State of New York will be the governing law under any deposit agreement, warrant agreement or rights agreement;

12. the Company will remain a Maryland real estate investment trust; and

13. the Securities will not be issued in violation of the ownership limit contained in the Company’s Declaration of Trust.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion letter that the other party under the deposit agreement for any Depositary Shares, under the warrant agreement for any Warrants, and under the rights agreement for any Rights associated with the Common Shares, namely, the depositary, the warrant agent or the rights agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party will be duly qualified to engage in the activities contemplated by such deposit agreement, warrant

Board of Trustees

First Potomac Realty Trust

February 14, 2013

agreement or rights agreement, as applicable; that such deposit agreement, warrant agreement or rights agreement, as applicable, will have been duly authorized, executed and delivered by the other party and will constitute the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party will be in compliance with respect to performance of its obligations under such deposit agreement, warrant agreement or rights agreement, as applicable, with all applicable laws and regulations; and that such other party will have the requisite organizational and legal power and authority to perform its obligations under such deposit agreement, warrant agreement or rights agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions expressed in paragraphs (a) and (b), applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended; and (ii) as to the opinions expressed in paragraphs (c) and (d), applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the term “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

(a) The Common Shares and associated Rights (including any Common Shares and associated Rights duly issued upon the exchange or conversion of Preferred Shares that are exchangeable for or convertible into Common Shares, or upon the exercise of Warrants for the purchase of Common Shares and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery of a rights agreement relating to the Rights associated with the Common Shares on behalf of the Company and the rights agent named therein, will be validly issued, and the Common Shares will be fully paid and nonassessable.

(b) The Preferred Shares (including any Preferred Shares represented by Depositary Shares or that are duly issued upon the exercise of Warrants for the purchase of Preferred Shares and receipt by the Company of any additional consideration payable upon such exercise) will be validly issued, fully paid and nonassessable.

(c) The depositary receipts evidencing the Depositary Shares, upon due execution and delivery of a deposit agreement relating thereto on behalf of the Company and the depositary named therein and due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Shares in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.

(d) The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

The opinions expressed in paragraphs (c) and (d) above with respect to the valid and binding nature of obligations may be limited by the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law); and (iii) the unenforceability under certain circumstances under law or court decisions and provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

Board of Trustees

First Potomac Realty Trust

February 14, 2013

It should be understood that the opinion in paragraph (a) above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Trustees of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion in paragraph (a) above addresses the Rights and the rights agreement in their entirety and not any particular provision of the Rights or the rights agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is furnished to you in connection with the Post-Effective Amendment and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act, or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Bass, Berry & Sims PLC